UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

For Registration of Certain Classes of Securities

Pursuant to Section 12(b) or 12(g) of the

Securities Exchange Act of 1934

ANTARES PHARMA, INC.

(Exact name of Registrant specified in its Charter)

Delaware	41-1350192
(State of Incorporation or Organization)	(IRS Employer Identification No.)

100 Princeton South, Suite 300, Ewing, NJ	08628
(Address of principal executive offices)	Zip Code

If this Form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A. (c), please check the following box.  ☒

If this Form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A. (d), please check the following box.  ☐

Securities Act registration statement file number to which this form relates: Not applicable.

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class to be so Registered	Name of Each Exchange on Which Each Class is to be Registered
Common Stock, par value $0.01 per share	The NASDAQ Stock Market LLC

Securities to be registered pursuant to Section 12(g) of the Act:

None

(Title of class)

Item 1.	Description of Registrant’s Securities to be Registered.

This Form 8-A is being filed in connection with the listing of the common stock, par value $0.01 per share (the “Common Stock”) of Antares Pharma, Inc. (the “Company”) pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended, on The NASDAQ Stock Market LLC commencing on or about June 15, 2012. The Company is voluntarily delisting the Common Stock from the NYSE Amex Exchange effective as of the close of business on June 14, 2012. The Common Stock will be traded under the symbol “ATRS” on the NASDAQ Capital Market. The transfer agent and registrar for the Common Stock is Wells Fargo Shareholder Services, whose address is 161 North Concord Exchange, South St. Paul, MN 55075, and whose telephone number is (651) 450-4093.

The Company’s authorized capital stock consists of 150,000,000 shares of Common Stock, and 3,000,000 shares of preferred stock, par value $0.01 per share (the “Preferred Stock”).

The following is a summary of the material provisions of the Company’s Certificate of Incorporation, as amended (the “Certificate of Incorporation”) and Amended and Restated By-laws (the “By-laws”), insofar as they relate to the material terms of the Common Stock. This description summarizes the material terms and provisions of the Common Stock, but it is not complete. This summary is qualified in its entirety by reference to the Certificate of Incorporation and By-laws, which are incorporated herein by reference.

Each holder of the Common Stock is entitled to one vote for each share on all matters to be voted upon by the stockholders and there are no cumulative voting rights. Subject to the preferential rights of any holders of the Preferred Stock, dividends may be declared and paid or set apart for payment to holders of the Common Stock out of any of our assets or funds legally available, but only when and as declared by the Company’s board of directors. In the event of a liquidation, dissolution or winding up of the Company, holders of the Common Stock would be entitled to share in the Company’s assets remaining after the payment of the Company’s debts and liabilities and the satisfaction of any liquidation preference granted to any holders of outstanding shares of Preferred Stock. Holders of the Common Stock have no preemptive or conversion rights or other subscription rights and there are no redemption or sinking fund provisions applicable to the Common Stock. The rights, preferences and privileges of the holders of the Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of Preferred Stock that we may designate in the future.

The Common Stock is not convertible into, or exchangeable for, any other class or series of the Company’s capital stock. Holders of the Common Stock do not have preemptive or other rights to subscribe for or purchase additional securities of ours.

Item 2.	Exhibits.

Exhibit Number	Description

3.1	Certificate of Incorporation of Antares Pharma, Inc. (Filed as exhibit 4.1 to Form S-3 on April 12, 2006 and incorporated herein by reference.)

3.2	Certificate of Amendment to Certificate of Incorporation of Antares Pharma, Inc. (Filed as exhibit 3.1 to Form 8-K on May 19, 2008 and incorporated herein by reference.)

3.3	Amended and Restated By-laws of Antares Pharma, Inc. (Filed as exhibit 3.1 to Form 8-K on May 15, 2007 and incorporated herein by reference.)

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

ANTARES PHARMA, INC.

	By:	/s/ Paul K. Wotton
Dated: June 13, 2012	Name: Title:	Dr. Paul K. Wotton President and Chief Executive Officer